Exhibit 99.1

Hercules Technology Growth Capital Announces Second Quarter 2011 Financial Results and Declares a Quarterly Cash Dividend of $0.22

  Total investment income up 43.4% from Q2 2010
  Net investment income or “NII” up 50.7% from Q2 2010 to $0.24 per share
  Distributable Net Operating Income or “DNOI” up over 48% to $0.26 per share
  Total new commitments of approximately $151.0 million during the quarter
  Strong liquidity position with approximately $330.0 million available for investing
  Over 89.0% of the debt portfolio is in senior secured floating rate loans
  Seven portfolio companies are in IPO registration as of June 30, 2011

PALO ALTO, Calif.--(BUSINESS WIRE)--August 4, 2011--Hercules Technology Growth Capital, Inc. (NASDAQ: HTGC), the leading specialty finance company devoted to addressing the capital needs of venture capital and private equity-backed technology-related companies, including clean technology, life science and select lower middle market technology companies at all stages of development, announced today its financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Highlights:

  Originated approximately $151.0 million in total commitments to new and existing portfolio companies, up 54.1% from approximately $98.0 million in the first quarter of 2011.
  Funded approximately $105.2 million of debt and equity investments during the second quarter, up 25.2% from approximately $84.0 million of debt fundings in the first quarter of 2011.
  Received approximately $92.0 million in principal repayments, including $75.7 million of early principal repayments and $16.3 million in scheduled principal payments during the second quarter of 2011.
  Increased total investment income by approximately 43.4% to $20.8 million, compared to $14.5 million for the second quarter of 2010.
  Increased net investment income, or “NII”, during the quarter by 50.7% to approximately $10.4 million, compared to $6.9 million in the second quarter of 2010. Net investment income per share was $0.24 on 43.0 million outstanding shares for the second quarter of 2011, compared to $0.19 per share on 35.3 million outstanding shares in the second quarter of 2010, an increase of approximately 26.3%.
  Increased distributable net operating income, or “DNOI”, by approximately 48.7% to $11.3 million compared to $7.6 million in the second quarter of 2010. DNOI was $0.26 per share on 43.0 million outstanding shares for the second quarter of 2011, compared to $0.22 per share on 35.3 million outstanding shares in the second quarter of 2010.
  Total investment assets increased 10.1% year over year to approximately $475.2 million as of June 30, 2011, compared to $431.5 million as of June 30, 2010.
  Finished the second quarter in a strong liquidity position with approximately $330.0 million in available liquidity, including $198.2 million in cash, $36.3 million in SBA capital commitments subject to SBA requirements and $95.0 million in credit facility availability.
  Declared a quarterly dividend of $0.22 per share, payable on September 15, 2011, to shareholders of record as of August 15, 2011; the twenty-fourth consecutive dividend, bringing total dividends declared since inception to $6.47 per share.

“We delivered another strong quarter of earnings reflecting our continued discipline and leadership position for venture lending,” said Manuel A. Henriquez, president and CEO of Hercules. “The healthy liquidity environment we are witnessing for venture stage companies, both in terms of M&A and IPO realizations, bodes well for our existing warrant portfolio in over 99 venture backed companies, seven of which have filed Form S-1 registration statements to complete their initial public offerings. Given our high level of liquidity, strong balance sheet and what we believe is a robust environment for venture capital investment activities, we are well positioned to expand our investment activities in the second half of 2011 and beyond despite uncertainty in the market.”

Second Quarter Review and Operating Results

Investment Portfolio

As of June 30, 2011, over 99.0% of the Company’s debt investments were in a senior secured position, and more than 89.0% of the debt investment portfolio was priced at floating interest rates or floating interest rates with a Prime or LIBOR based floor. We believe we are well positioned to benefit should market rates increase.

Hercules entered into commitments to provide debt financings of approximately $151.0 million, including $96.5 million to new companies and $54.5 million to existing portfolio companies in the second quarter. Debt fundings were approximately $105.2 million to new and existing portfolio companies during the quarter.

Hercules received approximately $92.0 million of principal repayments, including $75.7 million of early principal repayments and $16.3 million in scheduled principal payments in the second quarter.

A break-down of the total investment portfolio by category, quarter over quarter, is highlighted below:

(at Fair Value, in $ Millions)
Period	Q2 2011	Q1 2011	Change ($)	Change %

Interest Earning Debt Investments
Loans	$411.6	$396.6	$15.0	3.8%

Non-Interest Earning Equity
Equity Investments	$31.1	$27.0	$4.1	15.2%
Warrant Portfolio	$32.5	$21.5	$11.0	51.2%

Total Investment Assets	$475.2	$445.1	$30.1	6.8%

Unfunded Commitments

As of June 30, 2011, Hercules had unfunded debt commitments of approximately $93.3 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules.

Signed Term Sheets

Hercules finished the second quarter 2011 with approximately $55.3 million in signed non-binding term sheets with 7 companies, which generally convert to contractual commitments in approximately 45 to 60 days of signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements. Closed commitments generally fund approximately 70-80% of the committed amount in aggregate over the life of the commitment.

Portfolio Effective Yield

The effective yield on the Company’s debt portfolio investments during the quarter was 19.1%, which is up from the first quarter of 2011 effective yield of 18.1%. Excluding the effect of fee accelerations that occurred from early payoffs, the effective yield for the quarter was 15.7%, compared to the adjusted effective yield in the first quarter of 2011 of approximately 15.9%. The effective yield is derived by dividing total investment income by the weighted average earning assets during the quarter, which exclude non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 99 portfolio companies, with a fair value of approximately $32.5 million at June 30, 2011, up 51.2% as compared to approximately $21.5 million at March 31, 2011. If exercised, these warrant holdings would require Hercules to invest an approximate additional $69.6 million. Warrants may appreciate or depreciate in value depending largely upon the underlying portfolio company’s performance and overall market conditions. Of the warrants which have monetized since inception, Hercules has realized warrant gain multiples in the range of 1.04x to 8.74x. However, our current warrant positions may not appreciate in value and, in fact, may decline in value, potentially rendering some of these warrants worthless.

As of June 30, 2011, Hercules had warrants in 7 companies which had filed Form S-1 registration statements to complete their initial public offerings, namely:

  BrightSource Energy, Inc.
  Enphase Energy, Inc.
  Horizon Pharma, Inc.
  Intelepeer Inc.
  Nexx Systems Inc.
  WageWorks, Inc.
  Reply!.

Subsequent to quarter end, one additional portfolio company, Merrimack Pharmaceuticals, Inc., filed a registration statement on Form S-1.

In addition, Horizon Pharma, Inc. completed its IPO on July 28, 2011.

Income Statement

Total investment income in the second quarter of 2011 was approximately $20.8 million compared to approximately $14.5 million in the second quarter of 2010. This increase was due to a higher average balance of interest earning investments outstanding during the second quarter of 2011 and accelerated fees related to early payoffs.

Interest expense and loan fees were approximately $3.8 million during the second quarter of 2011 as compared to $2.4 million in the second quarter of 2010. The increase is attributed to $1.1 million of interest and fee expense due to the $75 million of senior convertible notes issued on April 15, 2011. Additionally, the Company incurred approximately $225,000 of non cash interest expense attributed to the accretion of the fair value of the conversion feature on these Senior Notes. The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.6% at June 30, 2011, versus 7.0% during the second quarter of 2010. This decrease was primarily attributed to a lower weighted average cost of debt on outstanding SBA debentures at 5.60% in the second quarter of 2011 versus 6.58% in the second quarter of 2010.

Total operating expenses excluding interest expense and loan fees for the second quarter of 2011 was $6.6 million, as compared to $5.3 million for the second quarter of 2010. These increases are primarily attributed to higher compensation expenses based on higher headcount, executive recruiting expenses, executive severance costs as well as higher accounting and legal expenses.

Hercules recognized net realized gains of approximately $0.7 million on the portfolio in the second quarter. The majority of the recorded net gain is from the sale of a portion of our equity investments in Aegerion Pharmaceuticals, Inc. totaling $0.5 million. Cumulative net realized losses on investments since October 2004 to date totals $47.8 million, on a GAAP basis. When compared to total commitments of approximately $2.4 billion over the same period, the net realized loss represents approximately 2.0% of total commitments.

During the second quarter, Hercules recorded approximately $13.3 million net unrealized appreciation from its loan, warrant and equity investments. Of the unrealized appreciation, $10.3 million was attributable to net unrealized appreciation on equity and warrants while $3.0 million was due to unrealized appreciation on debt investments. Unrealized appreciation was attributable to fair value adjustments because of the positive performance of portfolio companies and the stock market, respectively.

NII – Net Investment Income

NII for the second quarter of 2011 was approximately $10.4 million, compared to $6.9 million in the second quarter of 2010, representing an increase of approximately 50.7%. This increase was due to a higher average balance of interest earning investments outstanding during the second quarter of 2011 and accelerated fees related to early payoffs. NII per share for the second quarter of 2011 was $0.24 based on 43.0 million basic shares outstanding, compared to $0.19 per share based on 35.3 million basic shares outstanding in the second quarter 2010.

DNOI - Distributable Net Operating Income

DNOI for the second quarter was approximately $11.3 million or $0.26 per share, as compared to $7.6 million, or $0.22 per share in the second quarter of 2010. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors declared a cash dividend of $0.22 per share that will be payable on September 15, 2011 to shareholders of record as of August 15, 2011. This dividend would represent the Company’s twenty-fourth consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $6.47 per share.

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable income.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year.

Share Repurchases

In August 2011, the Board of Directors approved extending Hercules’ share repurchase program through February 2012. During the second quarter of 2011, the Company did not repurchase shares of its common stock.

Liquidity and Capital Resources

The Company ended the second quarter with approximately $330.0 million in available liquidity, including $198.2 million in cash, $36.3 million in SBA capital commitments, subject to SBA requirements and $95.0 million in credit facility commitments.

On June 20, 2011, Hercules closed the renewal of its three year $300.0 million accordion credit facility from Wells Fargo Capital Finance (“WFCF”) and received a commitment of $75.0 million through WFCF. The Company has the ability to increase the credit line up to an aggregate of $300.0 million funded by additional lenders who may join the facility with the agreement of WFCF and subject to other customary conditions. We expect to continue discussions with various other potential lenders to join the new facility, however there can be no assurances that additional lenders will join the new credit facility. This new commitment replaces the existing $300.0 million credit facility under which WFCF had committed $50.0 million in capital. The Company has various financial and operating covenants required by the credit facility, including covenants that require the Company to maintain certain financial ratios and a minimum tangible net worth.

On April 18, 2011, Hercules closed a private offering of $75.0 million aggregate principal amount of its 6.00% Convertible Senior Notes due 2016. The Convertible Senior Notes are unsecured and bear interest at a rate of 6.00% per year, payable semiannually. In certain circumstances, at Hercules’ election, the Convertible Senior Notes will be converted into cash, shares of common stock or a combination of cash and shares of common stock, at an initial conversion rate of 84.0972 shares of common stock per $1,000 principal amount of Convertible Senior Notes which is equivalent to an initial conversion price of approximately $11.89 per share of the Company’s common stock, subject to customary anti-dilution adjustments. The Convertible Senior Notes will mature on April 15, 2016, unless repurchased or converted in accordance with their terms prior to such date.

On June 16, 2011 Hercules amended its $20.0 million revolving secured credit facility with Union Bank, N.A. The amendment extends the borrowing termination date to September 30, 2011 and the maturity date to the earliest of December 31, 2011; the date on which Union Bank’s obligation to make loans is terminated and the obligations are declared to be due and payable or the commitment is terminated; or the date of prepayment in full by the Company.

As of June 30, 2011, Hercules did not have any outstanding borrowings under either of its credit facilities with WFCF or Union Bank.

Pricing at June 30, 2011 under the WFCF and Union Bank credit facilities are LIBOR+3.25% with a floor of 5.0%, and LIBOR+2.25% with a floor of 4.0%, respectively.

At June 30, 2011, Hercules had approximately $188.7 million in outstanding debentures under the SBIC program, as part of its total potential maximum debentures of $225.0 million allowed under the SBIC program. The Company has approximately $36.3 million of remaining availability under the SBA commitment, subject to compliance with SBA regulations.

As of June 30, 2011, the Company’s asset coverage ratio, under our regulatory requirements as a BDC was 990.2%, excluding SBIC debentures as a result of exemptive relief from the SEC, and 267.3% when including our SBIC debentures. Based on Hercules' existing stockholders' equity coupled with the Company’s ability to exclude all if its SBA leverage from its 200% asset coverage ratio requirement, the Company has the potential to leverage its balance sheet up in excess of $600.0 million. However, there are no assurances that we may be able to find additional lenders to extend or provide additional credit facilities to fully utilize the Company’s available borrowing capacity or expand its existing credit facilities.

At June 30, 2011, the Company’s debt to equity leverage ratio, excluding all SBA leverage was 16.5%. The same ratio including our SBIC debentures is approximately 61.0% at June 30, 2011.

Net Asset Value

At June 30, 2011, the Company’s net assets were approximately $423.9 million, up 5.1% compared to $403.2 million as of March 31, 2011.

As of June 30, 2011, net asset value per share was $9.67 on 43.9 million outstanding shares, compared to $9.20 on 43.8 million outstanding shares at March 31, 2011. The increase in NAV per share was primarily attributable to the increase in net unrealized appreciation for the quarter.

Portfolio Asset Quality and Diversification

As of June 30, 2011, grading of the debt portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1	$89.5 million or 21.7% of the total portfolio

Grade 2	$261.8 million or 63.6% of the total portfolio

Grade 3	$50.9 million or 12.4% of the total portfolio

Grade 4	$6.3 million or 1.5% of the total portfolio

Grade 5	$3.1 million or 0.8% of the total portfolio

At June 30, 2011, the weighted average loan grade of the portfolio was 2.04 on a scale of 1 to 5, with 1 being the highest quality, compared to 2.44 as of March 31, 2011. This current quarter weighted average loan grade is the highest quality result since 2005. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of June 30, 2011 was as follows:

  17.5% in drug discovery companies
  13.3% in specialty pharmaceutical companies
  11.5% in clean technology companies
  11.2% in drug delivery companies
  11.0% in communications and networking companies
  7.5% in internet consumer & business services companies
  7.3% in software companies
  6.7% in media/content/info companies
  4.2% in therapeutics companies
  3.0% in diagnostic companies
  2.5% in information services companies
  1.0% in biotechnology tools companies
  1.0% in surgical devices companies
  0.8% in electronic & computer hardware companies
  0.8% in consumer and business products companies
  0.7% in semiconductor companies

Subsequent Events

1. As of August 4, 2011, Hercules has:

a. Closed commitments of approximately $46.0 million to new and existing portfolio companies, and funded approximately $34.7 million since the close of the second quarter.

b. Pending commitments (signed term sheets) of approximately $214.3 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

2011 Closed Commitments and Pending Commitments (in millions)
January 1 – June 30, 2011 Closed Commitments	$249.0
Q3-11 Closed Commitments (as of August 4, 2011)	$46.0
Total 2011 Closed Commitments(a)	$295.0

Pending Commitments (as August 4, 2011)(b)	$214.3
Total	$509.3

Notes:

a. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b. Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2. On July 28, 2011, Horizon Pharma, Inc. completed its initial public offering of 5,500,000 shares of common stock at a price to the public of $9.00 per share.

3. In July 2011, Merrimack Pharmaceuticals, Inc., filed its initial public offering “IPO” Form S-1 registration statement to complete its initial public offering. The pricing range for this company is not currently available.

4. In total, as of July 29, 2011, the Company holds investments in seven companies with Form S-1 registration statements filed to complete their respective initial public offerings. There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Conference Call

Hercules has scheduled its 2011 second quarter financial results conference call for August 4, 2011 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 or (408) 427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 83959769.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance firm providing customized loans to public and private technology-related companies, including clean technology, life science and select lower middle market technology companies at all stages of development. Since its founding in 2003, Hercules has committed over $2.4 billion in flexible financing solutions to over 170 companies, enabling these companies to maximize their equity by leveraging these assets. Hercules’ strength comes from its deep understanding of credit and the industries it serves, allowing it to partner with venture capital and private equity companies for a less dilutive source of growth capital helping companies to bridge through their critical stages of growth. Hercules offers a full suite of growth capital products at all levels of the capital structure, ranging from $500,000 to $30 million, lines of credit to term loans. The company is headquartered in Palo Alto, California and has additional offices in Massachusetts and Colorado. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital. For more information, please visit www.htgc.com.

Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call 650.289.3060.

Historical and Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. In addition, the statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market turbulence, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Investment income:
Interest income
Non Control/Non Affiliate investments	$17,669	$11,863	$33,742	$22,293
Affiliate investments	3	-	3	-
Control investments	394	916	777	1,721
Total interest Income	18,066	12,779	34,522	24,014
Fees
Non Control/Non Affiliate investments	2,702	1,648	5,375	2,761
Control investments	52	74	74	246
Total fees	2,754	1,722	5,449	3,007
Total investment income	20,820	14,501	39,971	27,021
Operating expenses:
Interest	3,161	2,072	5,394	4,098
Loan fees	678	306	1,612	603
General and administrative	2,331	1,651	4,536	3,540
Employee Compensation:
Compensation and benefits	3,363	2,859	6,615	5,097
Stock-based compensation	927	750	1,649	1,207
Total employee compensation	4,290	3,609	8,264	6,304

Total operating expenses	10,460	7,638	19,806	14,545

Net investment income	10,360	6,863	20,165	12,476
Net realized gain (loss) on investments	659	3,359	5,029	3,721
Net increase (decrease) in unrealized appreciation on investments	13,298	(14,852)	(2,054)	(15,112)

Net realized and unrealized gain (loss)	13,957	(11,493)	2,975	(11,391)
Net increase (decrease) in net assets resulting from operations	$24,317	$4,630	$23,140	$1,085

Net investment income before investment gains and losses per common share:
Basic	$0.24	$0.19	$0.46	$0.35
Change in net assets per common share:
Basic	$0.56	$(0.14)	$0.53	$0.02

Diluted	$0.56	$(0.14)	$0.53	$0.02

Weighted average shares outstanding
Basic	42,971	35,260	42,843	35,266

Diluted	43,313	35,260	43,211	36,043

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

	June 30,
	2011	December 31,
	(unaudited)	2010
Assets
Investments:
Non-Control/Non-Affiliate investments (cost of $470,301 and $445,782, respectively)	$472,102	$428,782
Affiliate investments (cost of $3.236 and $2,880, respectively)	53	3,069
Control investments (cost of $11,678 and $31,743, respectively)	3,037	40,181
Total investments, at value (cost of $485,215 and $480,405, respectively)	475,193	472,032
Cash and cash equivalents	198,245	107,014
Interest receivable	4,153	4,520
Other assets	13,662	7,681
Total assets	691,253	591,247

Liabilities
Accounts payable and accrued liabilities	8,790	8,716
Long-term SBA Debentures	188,750	170,000
Long-term Liabilities (Convertible Debt)	69,812	-
Total liabilities	267,352	178,716

Net assets consist of:
Common stock, par value	$43	$43
Capital in excess of par value	484,982	477,549
Unrealized appreciation on investments	(10,092)	(8,038)
Accumulated realized gains on investments	(46,004)	(51,033)
Distributions in excess of investment income	(5,028)	(5,990)
Total net assets	$423,901	$412,531
Total liabilities and net assets	$691,253	$591,247

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	43,850	43,444

Net asset value per share	$9.67	$9.50

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
NON GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended June 30,
	2011	2010
Reconciliation of Adjusted NII to Net Investment Income
Net Investment Income	$10,360	$6,863
Dividends paid on unvested restricted shares (1)	(191)	(169)
Net investment income, net of dividends paid on unvested restricted shares	$10,169	$6,694

Net investment income before investment gains and losses per common share: (2)
Basic	$0.24	$0.19

Adjusted net investment income before investment gains and losses per common share: (3)
Basic	$0.24	$0.19

Weighted average shares outstanding
Basic	42,971	35,260

(1) Unvested restricted shares as of the dividend record date for in the second quarter of 2011 and 2010 was approximately 867,000 and 845,000 respectively

(2) Net investment income per share is calculated as the ratio of income and losses allocated to common shareholders divided by shares outstanding.

(3) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic and diluted share, ”Adjusted NII” consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
NON GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended June 30,
Reconciliation of DNOI to Net investment income	2011	2010
Net investment income	$10,360	$6,863
Stock-based compensation	927	750
DNOI	$11,287	$7,613

DNOI per share-weighted average common shares
Basic	$0.26	$0.22

Weighted average shares outstanding
Basic	42,971	35,260

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com